     PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 1,	January 27,
	2009	2008
Net sales	$88,042	$103,215
Costs and expenses:
Cost of sales	(77,483)	(82,619)
Selling, general and administrative	(10,402)	(16,302)
Research and development	(3,624)	(4,238)
Consolidation, restructuring and related charges	(1,680)	-
Operating income (loss)	(5,147)	56
Other expense, net	(3,623)	(568)
Loss before income taxes and minority interest	(8,770)	(512)
Income tax provision	(1,197)	(1,873)
Loss before minority interest	(9,967)	(2,385)
Minority interest	(266)	(955)
Net loss	$(10,233)	$(3,340)

Loss per share:
Basic	$(0.25)	$(0.08)
Diluted	$(0.25)	$(0.08)
Weighted average number of common shares outstanding:
Basic	41,723	41,626
Diluted	41,723	41,626